EXHIBIT 3.2
     The following shows all changes in the Amended and Restated Bylaws of First Franklin Corporation adopted on September 24, 2007:
ARTICLE VI
STOCK
Section 1. Form of Certificates.
      Shares of stock of the Corporation may be certificated or uncertificated, as provided in the General Corporation Law of Delaware. Every holder of stock in the Corporation shall be entitled , upon written request to the Corporation or its transfer agent or registrar, to have a certificate signed  ~~,~~  in the name of the Corporation (i) by the chairman or vice chairman of the board of directors or the president or a vice-president and (ii) by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation  ~~,~~  and certifying the number of shares owned by  ~~him~~  such holder in the Corporation. Certificates representing shares of the Corporation, if any, shall be in such form as the Board of Directors shall prescribe.
Section 3. Lost Certificates.
     The Corporation may issue a new certificate or uncertificated shares in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
Section 4. Transfers.
     Stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of stock shall be made on the books of the Corporation (i) if such shares are certificated, only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate there for, which shall be cancelled before a new certificate shall be issued or (ii) if such shares are uncertificated, only upon proper instructions from the holder of such uncertificated shares, and in each case with such proof of authenticity as the Corporation or its transfer agent or registrar may reasonably require.

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